---------------------------









Dear _________________:

            Willamette Industries, Inc. (which, together with its Subsidiaries, is referred to as the "Company"), considers the stability of its key management group to be essential to the best interests of the Company and its shareholders. The Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that the attendant uncertainty may result in the departure or distraction of key management personnel to the detriment of the Company and its shareholders.

            Accordingly, the Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to encourage members of the Company's key management group to continue as employees notwithstanding the future possibility of a change in control of the Company.

            The Board also believes it important that, in the event of a proposal for transfer of control of the Company, you be able to assess the proposal and advise the Board without being influenced by the uncertainties of your own situation.

            In order to induce you to remain in the employ of the Company, this Agreement, which has been approved by the Board, sets forth the severance compensation which the Company agrees will be provided to you in the event your employment with the Company is terminated subsequent to the occurrence of a "change in control" of the Company as defined and under the circumstances described below.









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            1.  AGREEMENT TO PROVIDE SERVICES; RIGHT TO TERMINATE.

            (a) TERMINATION OF EMPLOYMENT. Except as otherwise provided in paragraph (b) below, or in any written employment agreement between you and the Company, you are an "at will" employee and the Company or you may terminate your employment or this Agreement at any time. If, and only if, your employment terminates after a change in control of the Company occurs (as defined in Section 6), the provisions of this Agreement regarding the payment of severance compensation and benefits shall apply. In all other events, this Agreement does not provide any additional severance compensation or benefits to you.

            (b) TERMINATION SUBSEQUENT TO CERTAIN OFFERS. In the event a tender offer or exchange offer is made by a Person (as defined in Section 6) for more than 30 percent of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors ("Voting Securities"), including shares of common stock, $.50 par value, of the Company (the "Company Shares"), you agree that you will not leave the employ of the Company (other than as a result of Disability as such term is defined in Section 6) and will render services to the Company in the capacity in which you then serve until such tender offer or exchange offer has been abandoned or terminated or a change in control of the Company has occurred as a result of such tender offer or exchange offer. If the offer described in the preceding sentence is not recommended by the Board to the shareholders when initially made or within ten days thereafter, the Company agrees that during the period described in the preceding sentence it shall not terminate this Agreement unless it shall also terminate your employment. If, during the period you are obligated to continue in the employ of the Company pursuant to this Section 1(b), the Company reduces your compensation, your obligations under this Section 1(b) shall thereupon terminate.

            (c) OBLIGATIONS AFTER CHANGE IN CONTROL. While employed by the Company (or its successor) after a change of control occurs, you agree to devote reasonable attention and time to the business and affairs of the Company and to use your reasonable best efforts to perform your responsibilities faithfully and efficiently, consistent with your past practice as an employee of the Company.

            2. TERM OF AGREEMENT. This Agreement shall commence on the date hereof and shall continue in effect until April 16, 1994; PROVIDED, HOWEVER, that commencing on __________________, and each ______________ thereafter, the term of this Agreement








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Page 3



shall automatically be extended for one additional year unless at least 90 days prior to such April 16, the Company or you shall have given notice that this Agreement shall not be extended; and provided, however, that if a change in control of the Company shall occur while this Agreement is in effect, this Agreement shall automatically be extended for 36 months from the date the change in control occurs. Notwithstanding the preceding sentence, this Agreement shall not extend beyond your normal retirement date under the Company's retirement plan. This Agreement shall terminate if you or the Company terminate your employment prior to the date a change in control of the Company occurs but without prejudice to any remedy the Company may have for breach of your obligations, if any, under Section 1(b).

            3. SEVERANCE PAYMENT AND BENEFITS IF TERMINATION OCCURS FOLLOWING CHANGE IN CONTROL FOR DISABILITY, WITHOUT CAUSE, OR WITH GOOD REASON. If, within 36 months from the date a change in control of the Company occurs, your employment with the Company is terminated (i) by the Company for Disability,
(ii) by the Company without Cause, or (iii) by you with Good Reason (each as defined in Section 6), you shall be entitled to a severance payment and other benefits as follows:

            (a) DISABILITY. If your employment with the Company is terminated for Disability, your benefits shall thereafter be determined in accordance with the Company's long-term disability income plan. If the Company's long-term disability income plan is modified or terminated following a change in control, the Company shall substitute such a plan with benefits applicable to you substantially similar to those provided by the plan prior to its modification or termination. During any period that you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness, you shall nonetheless continue to receive your full base salary and benefits at the rate then in effect until your employment is terminated by the Company for Disability and you begin to receive benefits under the Company's disability income plan.

            (b) TERMINATION WITHOUT CAUSE OR WITH GOOD REASON. If your employment with the Company is terminated without Cause by the Company or with Good Reason by you, then the Company shall pay to you, upon demand, the following amounts:

            (i) Your full base salary and benefits through the Date of Termination at the rate in effect on the date the change in control occurs.

            (ii)  As severance pay, subject in all cases to








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      reduction as provided in Section  3(c),  an amount equal to the product of
      (x) the sum of your annual base salary, at the rate in effect on the date the change in control occurs, plus the average annual cash incentive compensation (if any) paid to you or accrued for your benefit in respect of the two fiscal years prior to the fiscal year in which the change in control occurs, multiplied by (y) the number 2.99.

            (iii) In addition,  subject in all cases to reduction as provided in
      Section 3(c), the Company shall maintain in full force and effect for one year after the Date of Termination, all noncash employee benefit plans, programs, or arrangements (including, without limitation, pension and retirement plans and arrangements, life insurance and health and accident plans, medical insurance plans, disability plans, and vacation plans) in which you were entitled to participate immediately prior to the Date of Termination provided that your continued participation is possible under the general terms of such plans, programs, and arrangements, but excluding stock option plans and other plans in which the benefits are measured by the value of the Company's stock. If your participation in any plan, program, or arrangement which the Company has agreed to continue is barred or not possible, the Company shall arrange to provide you with benefits substantially similar to those which you are entitled to receive under such plans, programs, and arrangements. However, if you become eligible to participate in a benefit plan, program, or arrangement of another employer which confers substantial similar noncash benefits upon you, you shall cease to receive noncash benefits under this subsection in respect of such plan, program, or arrangement.

            (c)  CERTAIN REDUCTION OF PAYMENTS BY THE COMPANY.

            (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for your benefit (whether pursuant to this Agreement or otherwise) (a "Payment") would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended, or the regulations thereunder (the "Code"), then the aggregate present value of amounts payable or distributable to or for your benefit pursuant to this Agreement (such payments or distributions the "Agreement Payments") shall be reduced to an amount which maximizes the aggregate Agreement Payments without causing any Payment to be nondeductible by the Company








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Page 5



      because of Section 280G of the Code.

            (ii) All determinations required to be made under this Section 3(c) shall be made by the Company's usual outside auditors (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and you within 15 business days of the Date of Termination. Absent manifest error, the determination by the Accounting Firm shall be binding upon the Company and on you. The Company shall reasonably determine which and how much of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 3(c) and shall notify you promptly of its determination.

            (iii) As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments will have been made by the Company which should not have been made (an "Overpayment") or that additional Agreement Payments which will not have been made by the Company could have been made (an "Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event a related deficiency is asserted by the Internal Revenue Service against the Company or you which the Accounting Firm concludes has a high probability of resolution in favor of the government, then an Overpayment has been made. Any such Overpayment shall be treated for all purposes as a loan AB INITIO to you from the Company which you shall repay to the Company without interest prior to written notice from the Company to you that repayment is due (and at a rate of 8 percent per annum thereafter); provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by you unless and to the extent such deemed loan and payment would reduce your obligation for excise taxes under
      Section 4999 of the Code or generate a refund of such taxes. In the event the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for your benefit together with interest at the rate of 8 percent per annum.

            4. PAYMENT IF TERMINATION OCCURS FOLLOWING CHANGE IN CONTROL, BECAUSE OF DEATH, FOR CAUSE, OR WITHOUT GOOD REASON. If your employment is terminated after a change in control of the Company occurs because of your death, or by the Company for Cause, or by you other than for Good Reason, the Company shall








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Page 6



pay you your full base salary and benefits through the Date of Termination at the rate in effect on the date the change in control occurs. The Company shall have no further obligations to you under this Agreement.

            5. NO MITIGATION; NO SETOFF. You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor, except as expressly set forth herein, shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise. The Company's obligation to make the payments to you provided for in this Agreement shall not be affected by any setoff, counterclaim, recoupment, or other defense or claim which the Company may have against you, except as provided in Section 3(c) and Section 6(d).

            6. DEFINITIONS OF CERTAIN TERMS. For the purposes of this Agreement, the terms defined below and used in this Agreement shall have the following meanings:

            (a) ACQUIRING PERSON. "Acquiring Person" shall mean any Person or related Persons that would constitute a "group" for purposes of Section 13(d) and Rule 13d-5 (as in effect on the date hereof) under the Exchange Act; provided, however, that the term Acquiring Person shall not include (i) the Company, any Subsidiary or any employee benefit plan of the Company or any Subsidiary, (ii) an entity holding voting capital stock of the Company for or pursuant to the terms of any such plan, (iii) any Person or group solely because such Person or group has voting power with respect to capital stock of the Company arising from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to the Exchange Act (as in effect from time to time) or (iv) any Person who is a party to an agreement (a "New Stand-Together Agreement") similar to the former Shareholder Stand-Together Agreement dated as of January 21, 1985 (the "Former Stand-Together Agreement"), which New Stand-Together Agreement (1) provides for unified action by Persons who, or whose families, have historically held substantial amounts of the Company Shares in the event of a threatened change of control and (2) which has as parties at least ten shareholders of the Company who were parties to the Former Stand-Together Agreement, but only while such Person remains a party thereto.

            (b) CAUSE. Termination of your employment by the Company for "Cause" shall mean termination because, and only because, you committed an act of fraud, embezzlement, or theft








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constituting  a felony,  or an act  intentionally  against  the  interest of the
Company which causes the Company material injury, or you have repeatedly failed, after written notice, to perform your responsibilities under this Agreement. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct constituting Cause as defined above and specifying the particulars thereof in detail.

            (c) CHANGE IN CONTROL. A "change in control" of the Company shall mean:

            (i) A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (as in effect on the date thereof) under the Exchange Act; provided that, without limitation, such a change in control shall be deemed to have occurred at such time as any Acquiring Person (as defined in Section 6) hereafter becomes the "beneficial owner" as defined in Rule 13d-3 (as in effect on the date thereof) under the Exchange Act, directly or indirectly, of 20 percent or more of the combined voting power of the Company's Voting Securities; or

            (ii) During any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

            (iii) There shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which Voting Securities would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of Voting Securities immediately prior to the merger own more than 66-___ percent of the combined voting power of the outstanding securities ordinarily having the right to vote at elections of directors of the surviving








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      corporation  immediately  after  the  merger,  or  (y)  any  sale,  lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or

            (iv) Approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

A change of control "occurs" on the date the change of control first occurs; PROVIDED, HOWEVER, that if (A) your employment is terminated by the Company after an offer described in the first sentence of Section 1(b) is made, which offer is not recommended favorably by the Board to the Company's shareholders when initially made or within ten days thereafter, and (B) it is reasonably demonstrated that your termination was at the request of a third party who is seeking to effect a change of control or otherwise occurred as a result of an anticipated change of control, and (C) a change of control in fact occurs within 60 days after your termination, then for purposes of determining your right to any severance compensation and benefits under this Agreement, your termination shall be deemed to have occurred after a change of control.

            (d) DATE OF TERMINATION. "Date of Termination" shall mean (i) if your employment is terminated by the Company for Disability, 30 days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such 30-day period), and
(ii) if your employment is terminated for any Good Reason, the date on which a Notice of Termination is given; provided that if within 30 days after any Notice of Termination is given the party receiving the Notice of Termination notifies the other party that a dispute exists concerning the termination, your employment shall nonetheless be terminated but you shall continue to receive an amount equal to your base salary and your noncash benefits until the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a final judgment, order, or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

            If the dispute is resolved substantially in favor of the Company's position, you shall repay the amount paid to you equal to your base salary (without interest) and the Company may set your obligation to repay off against any amounts owing to you or to be paid on your behalf. If the dispute is resolved without either party prevailing or if you shall prevail, you shall have








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no obligation to repay such amounts.

            (e) DISABILITY. Termination of your employment by the Company for "Disability" shall mean termination because of your absence from your duties with the Company on a full-time basis for 180 consecutive days as a result of your incapacity due to physical or mental illness and your failure to return to the performance of your duties on a full-time basis during the 30-day period after Notice of Termination is given.

            (f) EXCHANGE ACT. "Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended, as in effect on the date of this Agreement.

            (g) GOOD REASON. Termination by you of your employment for "Good Reason" shall mean termination based on any of the following:

            (i) A change in your status or position(s) with the Company, which, in your reasonable judgment, does not represent a promotion from your status or position(s) as in effect immediately prior to the change in control, or a change in your duties or responsibilities which, in your reasonable judgment, is inconsistent with such status or position(s), or any removal of you from, or any failure to reappoint or reelect you to, such position(s), except in connection with the termination of your employment for Cause or Disability or as a result of your death or by you other than for Good Reason.

            (ii) A reduction by the Company in your base salary as in effect immediately prior to the change in control.

            (iii) The failure by the Company to continue in effect any Plan in which you are participating at the time of the change in control of the Company (or Plans providing you with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the change in control, or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any of such Plans on at least as favorable a basis to you as is the case on the date of the change in control or which would materially reduce your benefits in the future under any of such Plans or deprive you of any material benefit enjoyed by you at the time of the change in control.









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            (iv) The  failure by the  Company to provide and credit you with the number of paid vacation days to which you are then entitled in accordance with the Company's normal vacation policy as in effect immediately prior to the change in control.

            (v) The Company's requiring you to be based anywhere other than where your office is located immediately prior to the change in control except for required travel on the Company's business to an extent substantially consistent with the business travel obligations which you understood on behalf of the Company prior to the change in control.

            (vi) The failure by the Company to obtain from any successor the assent to this Agreement contemplated by Section 8 hereof.

            (vii) Any purported termination by the Company of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of this Agreement; and for purposes of this Agreement, no such purported termination shall be effective.

            (viii) Any refusal by the Company to continue to allow you to attend to matters or engage in activities not directly related to the business of the Company which, prior to the change in control, you were permitted by the Board to attend to or engage in.

            (h) NOTICE OF TERMINATION. A "Notice of Termination" of your employment given by Company shall mean a written notice given to you of the termination of your employment which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

            (i)  PERSON.   "Person"  shall  mean  and  include  any  individual,
corporation, partnership, trust, group, association, or other "person," as such term is used in Section 14(d) of the Exchange Act.

            (j) PLAN. "Plan" shall mean any compensation plan, program or arrangement such as an incentive plan or an employee benefit plan, program or arrangement such as a thrift plan, pension or retirement plan, life insurance or health and accident plan, medical insurance plan, disability plan, vacation plan or any other plan, program or arrangement of the Company intended to








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Page 11



benefit employees, but excluding any stock option plans or other plans in which the benefits are measured by the value of the Company's stock.

            (k) SUBSIDIARY. "Subsidiary" shall mean a corporation more than 50 percent of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

            7. NOTICE. For the purposes of this Agreement, notice and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, if to the Company, addressed to it at 3800 First Interstate Tower, 1300 S.W. Fifth Avenue, Portland, Oregon 97201, Attention: Chief Executive Officer, and if to you, addressed to you at the address set forth below your signature hereto, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

            8.  SUCCESSORS; BINDING AGREEMENT.

            (a) SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of, and be binding upon, any corporate or other successor or assignee of the Company which shall acquire, directly or indirectly, by merger, consolidation or purchase, or otherwise, all or substantially all of the business or assets of the Company. The Company shall require any such successor, by an agreement in form and substance reasonably satisfactory to you, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

            (b) PERSONAL REPRESENTATIVES. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, and any amounts payable to you in accordance with the terms of this Agreement after your death shall be paid to your estate.

            9. TIME OF PAYMENT; ESTIMATED PAYMENT. The severance payment provided for herein, shall be made not later than the








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fifteenth  business day following the Date of  Termination;  provided,  however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments, and shall pay the remainder of such payments (together with interest at the rate of 8 percent per annum) as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you, payable on the fifth day after demand by the Company (together with interest at the rate of 8 percent per annum).

            10. MISCELLANEOUS. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in a writing signed by you and the Chief Executive Officer or President of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same, or at any prior or subsequent, time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the state of Oregon. All obligations of the Company to make payments or to provide benefits shall be subject to all applicable withholding and reporting requirements. Any amounts not paid when due hereunder shall bear interest at the rate of 8 percent per annum.

            11. LEGAL FEES AND EXPENSES. The Company shall pay or reimburse any reasonable legal fees and expenses you may incur in connection with any legal action to enforce your rights under, or to defend the validity of, this Agreement. The Company will pay or reimburse such legal fees and expenses on a regular, periodic basis upon presentation by you of a statement or statements prepared by your counsel in accordance with its usual practices.

            12. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

            13. PAYMENTS DURING CONTROVERSY. Notwithstanding the pendency of any dispute or controversy, the Company will continue








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to pay you your full  compensation  in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary and installments of incentive compensation) and continue you as a participant in all Plans in which you were participating when the notice given rise to the dispute was given, until the dispute is finally resolved in accordance with Section 6(d). Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement. You shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

            If you accept and agree to the terms of this Agreement, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

                                    Sincerely,

                                    WILLAMETTE INDUSTRIES, INC.



                                    By


Agreed to this _____ day of ______________, 199__.




Address: